Forgent Networks Responds to Claims Construction Ruling

AUSTIN, TX -- 06/30/2006 -- Forgent™ Networks (NASDAQ: FORG) along with its wholly owned subsidiary, Compression Labs, Inc. ("CLI"), today announced its response to the recent claims construction ruling relating to U.S. Patent No. 4,698,672 (the '672 Patent).

"We are shocked and disappointed at the outcome of the claims construction ruling," said Richard Snyder, chairman and CEO of Forgent. "We find it difficult to reconcile the outcome of the ruling with our continued belief in the patent and our case. We are currently weighing our options and will decide our course of action in the near future."

Forgent has pending litigation against approximately 30 companies for infringement of the '672 Patent in the U.S. District Court for the Northern District of California. Following the filing of the litigation, fifteen companies that were defendants have entered into license agreements.

Since its inception more than three years ago, Forgent's intellectual property program has generated approximately $115 million in revenues primarily from licensing the '672 Patent to more than 60 different companies in Asia, Europe and the United States. The '672 Patent relates to digital image compression used in digital still image devices that compress, store, manipulate, print or transmit digital still images such as digital cameras, personal digital assistants, cellular telephones, printers, scanners and certain software applications. The company's patent portfolio includes the combined inventions of Compression Labs, Inc., VTEL Corporation and Forgent Networks, Inc.

About Forgent

Forgent™ Networks (NASDAQ: FORG) develops and licenses intellectual property and provides scheduling software to a wide variety of customers. Forgent's intellectual property licensing program is related to communication technologies developed from a diverse and growing patent portfolio. Forgent's software division, NetSimplicity provides a spectrum of scheduling software that enables all sizes of organizations to streamline the scheduling of people, places and things. For additional information please visit www.forgent.com.

Investor contact:
Jay Peterson
512.437.2476
IR@forgent.com

Media contact:
Lee Higgins
512.794.8600
lee@petersgrouppr.com